Exhibit 99.1

EnerSys Reports Earnings for Second Quarter FY 2005

READING, Pa., November 16, 2004, EnerSys (NYSE:ENS), the world’s largest manufacturer, marketer and distributor of industrial batteries, today announced net earnings for its second fiscal quarter of 2005 ending October 3, 2004, of $6,384,000, or $0.15 per share (basic and diluted) compared to net earnings of $8,673,000 and net earnings available to common shareholders of $2,942,000 or $0.27 per share basic and $0.26 per share diluted in the prior year’s second fiscal quarter.  A special charge of $6,022,000 ($3,914,000 net of tax, or $0.09 per share basic and diluted) was recorded in our fiscal 2005 second quarter associated with the August 2004 IPO, related to the write-off of a portion of unamortized deferred finance costs and a prepayment penalty for debt repaid from IPO proceeds.

Giving effect to the EnerSys IPO as if it occurred at the beginning of the first quarter of both fiscal 2005 and 2004, pro forma net earnings per share were $0.23 per share (basic and diluted) in our fiscal 2005 second quarter and $0.19 per share (basic and diluted) in our fiscal 2004 second quarter, or an increase of $0.04 (basic and diluted) or an increase of 21%.

Net sales for our second quarter in fiscal 2005 were $261,313,000 compared to $222,139,000 in our prior year second quarter, or an increase of over 17%.

EnerSys’ fiscal 2005 second quarter operating results for its reporting segments compared to the fiscal 2004 second quarter are as follows:

Reserve Power – Net sales increased over 18% to $129,251,000, while operating earnings increased over 3% to $9,892,000 with margins decreasing 110 bps to 7.7%.  The reduction in operating earnings margins was primarily attributable to commodity costs and sales mix.

Motive Power – Net sales increased over 17% to $132,062,000, while operating earnings increased over 26% to $10,072,000 with margins increasing 60 bps to

7.6%.  The increase in operating earnings margins was primarily attributable to selling price increases and cost savings initiatives.

For the fiscal six month period ending October 3, 2004, net sales were $524,574,000 compared to $440,404,000 for the same period in the prior year or an increase of over 19%, with pro forma diluted net earnings per share of $0.46 compared to $0.31 in the prior year fiscal six months or an increase of $0.15 per share which approximates a 48% increase.

“We achieved solid improvements in our second quarter of fiscal 2005 net sales and earnings results primarily due to the continued economic recovery throughout the world, our continued growth in Asia and expansion of our global market share positions”, stated John D. Craig, Chairman, President and Chief Executive Officer of the Company.  “Our commodity costs have increased over $20 million during the first six months of fiscal 2005 compared to the same period in fiscal 2004, and continue to significantly pressure current and future earnings.  We anticipate our fiscal 2005 third quarter, diluted net earnings per share will be between $0.14 per share and $0.18 per share.  This expected reduction in our third quarter earnings per share, compared to the pro forma results for the first two quarters of fiscal 2005, is primarily due to increased costs.  Additionally, for the full 2005 fiscal year, we expect pro forma diluted net earnings per share will be between $0.85 and $0.90 per share, compared to $0.78 per share in fiscal 2004,” he said.

This press release contains forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), which are based on management’s current expectations and are subject to uncertainties and changes in circumstances.  Our actual results may differ materially from the forward-looking statements for a number of reasons.  For a list of the factors, which could affect our future results, including our earnings estimates, see “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations,” including “Forward-Looking Statements,” set forth in our Quarterly Report on Form 10-Q for the second fiscal quarter ended October 3, 2004, which was filed with the U.S. Securities and Exchange Commission.

This press release contains financial information determined by methods other than in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”).  EnerSys’ management uses the non-GAAP measures in their analysis of the company’s performance.  These measures, as used by EnerSys, adjust net earnings determined in accordance with GAAP to exclude the effects of special items, including significant gains or losses that are unusual in nature or are associated with our IPO, and certain non-cash charges.  Management believes presentations of financial measures excluding the impact of these items provide useful supplemental information in evaluating the operating results of our business.  These disclosures should not be viewed as a substitute for net earnings determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

EnerSys and Subsidiaries

Summary of Earnings

(In thousands, except share and per share data)

(Unaudited)

	Three months ended
	October 3, 2004	September 28, 2003
Net Sales	$261,313	$222,139
Gross profit	61,121	57,276
Operating earnings	19,891	17,420
Special charge related to IPO	6,022	—
Earnings before income taxes	9,410	13,996
Net earnings	$6,384	$8,673
Net earnings available to common shareholders	$6,384	$2,942
Net earnings per common share
Basic	$0.15	$0.27
Diluted	$0.15	$0.26
Weighted average shares outstanding
Basic	42,648,856	11,014,421
Diluted	43,211,763	11,157,737
Pro forma net earnings per common share (1)
Basic	$0.23	$0.19
Diluted	$0.23	$0.19
Pro forma weighted average shares outstanding
Basic	45,945,559	45,945,559
Diluted	46,448,006	46,448,006

(1)                      Giving effect to our IPO as if it occurred at the beginning of the first fiscal quarter of 2005 and 2004.  Fiscal 2005 second quarter pro forma net earnings per share excludes $470 of interest expense (net of tax) from the assumed repayment of debt from IPO proceeds and excludes the special charge relating to the IPO of $3,914 (net of tax).  Fiscal 2004 second quarter pro forma net earnings per share includes $113 of additional interest expense (net of tax) for additional borrowings from the March 2005 recapitalization, net of the assumed repayment of debt from the IPO proceeds, and excludes the series A convertible preferred stock dividend of $5,731.  Pro forma weighted average shares outstanding are 45,945,559 basic and 46,448,006 diluted for both the second quarter of fiscal 2005 and 2004.

EnerSys and Subsidiaries

Summary of Earnings

(In thousands, except share and per share data)

(Unaudited)

	Six months ended
	October 3, 2004	September 28, 2003
Net Sales	$524,574	$440,404
Gross profit	127,839	109,832
Operating earnings	42,406	29,909
Special charge related to IPO	6,022	—
Earnings before income taxes	23,769	23,355
Net earnings	$15,411	$14,473
Net earnings available to common shareholders	$7,256	$3,099
Net earnings per common share
Basic	$0.27	$0.28
Diluted	$0.27	$0.28
Weighted average shares outstanding
Basic	26,831,638	11,014,421
Diluted	27,364,315	11,157,522
Pro forma net earnings per common share (2)
Basic	$0.46	$0.31
Diluted	$0.46	$0.31
Pro forma weighted average shares outstanding
Basic	45,945,559	45,945,559
Diluted	46,448,006	46,448,006

(2)                      Giving effect to our IPO as if it occurred at the beginning of the first fiscal quarter of 2005 and 2004.  Fiscal 2005 first six-month pro forma net earnings per share excludes $1,879 of interest expense (net of tax) from the assumed repayment of debt from IPO proceeds, excludes the special charge relating to the IPO of $3,914 (net of tax) and excludes the series A convertible preferred stock dividend of $8,155.  Fiscal 2004 first six months pro forma net earnings per share includes $284 of additional interest expense (net of tax) for additional borrowings from the March 2005 recapitalization, net of the assumed repayment of debt from the IPO proceeds, and excludes the series A convertible preferred stock dividend of $11,374.  Pro forma weighted average shares outstanding are 45,945,559 basic and 46,448,006 diluted for both the first six months of fiscal 2005 and 2004.

EnerSys will host a conference call to discuss the company’s second fiscal quarter 2005 financial results and to provide an overview of the business. The call will conclude with a question and answer session.

The call, scheduled for Wednesday, November 17 at 9:00 a.m. Eastern Time, will be hosted by John D. Craig, Chairman, President & Chief Executive Officer and Michael T. Philion, Executive Vice President – Finance & Chief Financial Officer.

The call will also be Webcast on EnerSys’ site. There will be a free download of a compatible media player on the company’s web site at www.enersys.com.

The conference call information is:

Date:	Wednesday, November 17, 2004
Time:	9:00 a.m. Eastern Time
Via Internet:	www.enersys.com
Domestic Dial-In Number:	800-265-0241
International Dial-In Number:	617-847-8704
Passcode:	38636294

A replay of the conference call will be available from noon on November 17, 2004 through midnight on November 24, 2004.

The replay information is:

Via the Internet:	www.enersys.com
Domestic Replay Number:	888-286-8010
International Replay Number:	617-801-6888
Passcode:	63329185

For more information, please contact Richard Zuidema, Executive Vice President, EnerSys, P.O. Box 14145, Reading, PA 19612-4145.  Tel:  800/538-3627.

About EnerSys

EnerSys, the world leader in stored energy solutions for industrial applications, manufactures, distributes and services reserve power and motive power batteries,

chargers, power equipment, and battery accessories to customers worldwide. Reserve power batteries are used in the telecommunications and utility industries, uninterruptible power suppliers, and numerous applications requiring standby power. Motive power batteries are utilized in electric fork trucks and other commercial electric powered vehicles. The Company also provides aftermarket and customer support services to its customers from over 100 countries through its sales and manufacturing locations around the world.